As filed with the Securities and Exchange Commission on August 4, 2004
                    Investment Company Act File No. 811-21501
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM N-2

                        (CHECK APPROPRIATE BOX OR BOXES)

       [X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                               [X] Amendment No. 2
                                  ----------------

                            ING CLARION INVESTORS LLC
                    -----------------------------------------
               (Exact name of Registrant as specified in Charter)

                               14 East 4th Street
                               New York, NY 10012
                       ----------------------------------
                    (Address of principal executive offices)

        Registrant's Telephone Number, including Area Code: 212-505-2459
                               ------------------
                                 Annemarie Gilly
                               14 East 4th Street
                               New York, NY 10012
                               ------------------
                     (Name and address of agent for service)
                                    COPY TO:
                             Paul S. Schreiber, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022
                 -----------------------------------------------

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "Investment Company Act"). Interests in Registrant are not being registered under the Securities Act of 1933 (the "1933 Act") and will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of, and/or Regulation D and S under, the 1933 Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an "accredited investor" in Regulation D, or non-U.S. purchasers in an offering that complies with Regulation S, under the 1933 Act and an "Eligible Investor" as described in this Registration Statement. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Interests in Registrant.

                                     PART A

ITEM 1.  COVER PAGE

         Not Applicable.

ITEM 2.  INSIDE FRONT AND OUTSIDE BACK COVER PAGE

         Not Applicable.

ITEM 3.  FEE TABLE AND SYNOPSIS

         1.    Expense Information

Shareholder Transaction Expenses

     Sales Load (as a percentage of offering price)+....................   0%
     Dividend Reinvestment and Cash Purchase Plan Fees..................   0%

Annual Expenses

     Management Fees....................................................   N/A
     Interest Payments on Borrowed Funds................................   0.00%
     Other Expenses.....................................................   0.10%
                                                                           -----

             Total Annual Expenses......................................   0.10%
             Estimated Indirect Expenses*...............................   1.60%
                                                                           -----
             Total Combined Annual Expenses.............................   1.70%
                                                                           =====

     + ING Clarion Investors LLC (the "Fund") does not charge a sales load on Shares it sells to Shareholders; however, when the Fund made or increased its investment commitment in ING Clarion Commercial Mortgage Securitization Fund (Cayman), L.P. (the "Cayman Company"), the amount the Fund contributed to the Cayman Company at the time of the making or increasing of its commitment includes the Fund's share of the organizational and other expenses of the Cayman Company and ING Clarion Commercial Mortgage Securitization Fund, L.P. (the "Partnership"), the amount of management fees the Cayman Company and the Partnership would have been required to pay as if the Fund had made its full commitment on the date of the initial closing of sales of interests in the Partnership, interest on the foregoing amounts, and a Look Back Percentage on the amount of the capital contribution the Fund is required to make at the time it makes or increases its commitment to the Partnership. The Look Back Percentage is 4% for commitments made to the Cayman Company in January 2004, 4.3333% for commitments made in February 2004, 4.6667% for commitments made in March 2004, and 5% for commitments made in April 2004.

     The Fund paid the above amounts, including the Look Back Percentage, to the Cayman Company at the time the Fund made or increased its commitment to the Cayman Company, and the Cayman Company paid corresponding amounts to the Partnership when the Cayman Company concurrently made or increased its commitment in the Partnership.

     * "Estimated Indirect Expenses" include the estimated indirect expenses borne by the Fund in connection with its investment in the Cayman Company which is fully invested in the Partnership. The estimate is based on the expenses of those entities and assumes that the Fund is fully invested in the Cayman Company and that the Cayman Company is fully invested in the Partnership. The Partnership pays its general partner (the "GP") a management fee payable quarterly in advance, at an annual rate of 1.5% of its Committed Capital during the Commitment Period and at an annual rate of 1.5% of the unreturned Funded Commitments after the termination of the Commitment Period.

         2.    Example

                                             1         3         5        10
                                           year      years     years     years
     You would pay the following
     expenses on a $1,000 investment,
     assuming a 5% annual return:#        $17.25    $53.44    $92.02    $199.92

# As described in footnote "+" above, the Fund will pay, at the time of investment of the proceeds of certain sales of its shares, certain additional fees and expenses of the Partnership. These payments will have the effect of increasing Fund expenses for the investor on a non-recurring basis. Assuming an initial capital contribution of $1,000, and assuming the Fund is subject to the maximum amount of fees and expenses on that $1,000 contribution, you would pay the following total expenses, assuming a 5% annual return:

                                             1         3         5        10
                                           year      years     years     years
                                           ----      -----     -----     -----
                                          $143.77   $175.30   $208.91   $302.92

The purpose of the preceding table is to assist the investor in understanding the various costs and expenses that an investor in the Fund will bear directly or indirectly. The Fund's incremental annual expenses over those of the Cayman Company and the Partnership are anticipated to be 0.10%.

"Other Expenses" are based on estimated amounts for the current fiscal year. The example above should not be considered a representation of future expenses, which may be higher or lower.

In certain circumstances, the Partnership also pays an incentive allocation as follows:

The Partnership intends to make quarterly distributions of current income. On any date on which the Partnership makes a distribution to shareholders of the Partnership's proceeds (including distributions of cash or securities), realized proceeds and any dividends or interest income earned by the Partnership, net of cash and reasonable reserves needed to meet the Partnership's current and anticipated Operating Expenses and liquidity requirements, will first be allocated among the Partnership's partners pro rata based on their respective Funded Commitments and then each limited partner's preliminary allocation will be reallocated between each limited partner and the general partner of the Partnership in the following order of priority before the actual distribution is made:

(a) Return of Capital - First, to the limited partner until the cumulative amount distributed to it equals its Funded Commitment;

(b) Preferred Return - Second, to the limited partner until it has received an aggregate amount from the Partnership equal to an annual compounded return of 9% on each drawdown of its Funded Commitment from the date of such drawdown to the date of payment of such preferred return in full;

(c) Incentive Allocation Catch-up - Third, 50% to such limited partner and 50% to the GP until the aggregate distributions to the GP with respect to such limited partner pursuant to this paragraph (c) equal 20% of the aggregate distributions with respect to such limited partner's share pursuant to paragraph
(b) and this paragraph (c); and

(d) Incentive Allocation - Thereafter, 80% to the Limited partner and 20% to the GP.

The aggregate amounts distributable to the GP pursuant to paragraphs (c) and (d) above are referred to in this Memorandum as the "Incentive Allocation". The Incentive Allocation is borne by the Fund due to its indirect investment in the Partnership. The Fund makes distributions to the extent that it receives them from its interests, less any needed reserves.

ITEM 4.  FINANCIAL HIGHLIGHTS

Not Applicable.

ITEM 5.  PLAN OF DISTRIBUTION

Not Applicable.

ITEM 6.  SELLING SHAREHOLDERS

Not Applicable.

ITEM 7.  USE OF PROCEEDS

Not Applicable.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT

Introduction

The Fund was formed by its initial member as a limited liability company under the laws of the State of Delaware on January 26, 2004, and is a non-diversified closed-end management investment company. The Fund was formed with the objective of achieving current income and capital appreciation by holding a non-diversified portfolio made up entirely of its interest in the Cayman Company. As a limited partner of the Cayman Company, the Fund is subject to the distribution and capital call provisions detailed in the Cayman Company's limited partnership agreement (the "Cayman Agreement"). The Fund will have subscriptions equal to any capital call for the purchase of additional Shares in the Fund (at their net asset value next determined after purchase of the called for additional Shares) sufficient to meet the capital call and will draw on its capital to the extent the Cayman Company calls on the Fund's capital commitments. The Fund's subscription agreement entered into by each Fund shareholder provides, among other things, for the repurchase of Shares of the defaulting shareholder at nominal value in the event of default of a shareholder under its subscription agreement. Any cash held by the Fund that is not utilized in accordance with the Cayman Agreement may be held in money market investments until such time as it may be called pursuant to the Cayman Agreement or distributed to its shareholders. The Cayman Company is in turn fully invested, and holds a controlling interest, in the Partnership (other than excess cash that it may hold). The general partner of the Partnership, ING Clarion Securitization GP, LLC (the "GP"), is a wholly owned subsidiary of ING Clarion Capital, LLC ("ING Clarion Capital").

The Partnership primarily purchases and deals with lower rated or subordinated debt instruments secured or otherwise backed by mortgages on real estate, real estate or other real estate related interests ("High Yield Real Estate Debt"). With respect to many of its assets, the GP expects to retain the right to appoint the special servicer who is responsible for resolving delinquent and defaulted underlying mortgage loans. The Partnership is relying on Section 3(c)(5)(C) of the Investment Company Act and as such it currently has such rights with respect to all of its assets and expects that at least 55% of its assets have such rights or otherwise constitute mortgages or other liens on real estate and at least 80% of its assets constitute real estate related assets.

The Partnership primarily purchases and deals with subordinated CMBS, B Notes, and, potentially, collateralized bond obligations ("CBOs"). The first of these instruments, CMBS, or commercial mortgage backed securities, are generally multi-class debt or pass-through securities backed by a commercial mortgage loan or a pool of commercial mortgage loans secured by commercial real property. The second type, a B Note, is a junior position in debt securities created by the structuring of a first lien commercial mortgage loan into a senior position (an "A Note") and a junior position (a "B Note"). The Partnership will also look to opportunistically acquire subordinate and equity interests of CBOs backed primarily by commercial real estate assets. CMBS include, but are not limited to, regular and residual interests in real estate mortgage investment conduits ("REMICs") and interests in certain other structures including financial asset securitization investment trusts ("FASITs") and may be issued in public (registered) or private transactions by either governmental or private entities. Private issuers include investment banks, commercial banks, insurance companies and owners of commercial real property. With respect to substantially all of its assets, the GP has the right to appoint the special servicer who is responsible for resolving delinquent and defaulted underlying mortgage loans.

The Partnership will terminate upon the eighth anniversary of its final closing, except that the term may be extended by the GP, subject to approval by the Partnership's advisory committee, for up to two additional one-year periods to permit the orderly liquidation of the Partnership's assets.

As a Delaware LLC, the Fund is not required to hold annual meetings and will do so only to the extent required by the Investment Company Act. The Directors will furnish (a) audited annual financial statements to all Shareholders as soon as practicable after the end of each such fiscal period, (b) unaudited quarterly summary financial reports as soon as practicable after the end of each fiscal quarter, and (c) quarterly and annual tax information as necessary for the completion of U.S. federal, state, and local income tax returns.

Although the Fund's interest in the Cayman Company does not entitle it to any present right to vote regarding the general partner of the Cayman Company or anyone who may perform a similar function, to the extent it may obtain any voting rights at any time, or any consent or authorization rights it may have, it will solicit the instructions of its shareholders concerning the exercise of any such rights and will exercise any such rights in accordance with and in proportion to the instructions it receives from its own shareholders.

In order to address certain legal, taxation, credit and regulatory issues affecting the Partnership and certain of its current or prospective limited partners, certain additional parallel, subsidiary, parent or "feeder" vehicles ("Vehicles") have been or may be organized and/or the structure or operations of the Partnership may be modified to facilitate their participation or potential participation. The existing Vehicles (the Fund and the Cayman Company) were established to accommodate non-U.S. investors, U.S. tax-exempt investors, and, in the case of the Fund, certain U.S. accredited investors, foreign investors and investors subject to ERISA. As of the date hereof the Fund has in excess of 100 investors, only one of whom is a qualified purchaser under the Investment Company Act, and excluding any "knowledgeable employees" within the meaning of the Investment Company Act.

The Partnership seeks to capitalize on what the GP regards as significant market opportunities existing in certain segments of the commercial real estate debt market as a result of prevalent supply/demand technicals and real estate fundamentals. ING Clarion Capital and its affiliates have a broad real estate infrastructure, comprehensive proprietary research, special servicing capabilities, real estate workout experience and fixed income expertise making it uniquely qualified to take advantage of the current opportunities in the High Yield Real Estate Debt market. However, past performance of ING Clarion Capital and its affiliates is not indicative of the future performance of the Partnership, the Cayman Company or the Fund and there can be no guarantee that the Partnership will be successful in achieving its investment objectives or that investors in the Partnership will not suffer losses.

RISK FACTORS

AN INVESTMENT IN THE FUND INVOLVES A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE UNDERTAKEN ONLY BY QUALIFIED INVESTORS WHOSE FINANCIAL RESOURCES ARE SUFFICIENT TO ENABLE THEM TO ASSUME THESE RISKS AND TO BEAR THE LOSS OF ALL OR PART OF THEIR INVESTMENT. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, BUT ARE NOT MEANT TO BE AN EXHAUSTIVE LISTING OF ALL POTENTIAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE FUND. INVESTORS SHOULD CONSULT WITH THEIR OWN FINANCIAL, LEGAL AND TAX ADVISORS PRIOR TO COMMITTING TO INVESTING IN INTERESTS.

Absence of Securities Regulation; Illiquidity

While the Fund is registered under the Investment Company Act, the Partnership and the Cayman Company are not required to register as investment companies under the Investment Company Act. The Partnership conducts its activities so as to comply with the exception contained in Section 3(c)(5)(c) of the Investment Company Act. The Cayman Company has a majority economic interest in the Partnership and controls the Partnership through its right to replace the GP of the Partnership. In addition, interests in the Fund, the Partnership and the Cayman Company have not been registered under the Securities Act or under the securities law of any other applicable jurisdiction in reliance on exemptions from registration under such laws. Each investor in the Fund, the Cayman Company and the Partnership will be required to represent that it is acquiring Interests for investment and not with a view to their distribution or resale and that it understands that it must bear the economic risk of an investment in the Partnership for an indefinite period of time.

Transfer of an interest or a Share requires the prior written consent of the GP or the Directors, as applicable. Consent may be given or withheld and may include such terms and conditions as the GP or the Directors deems appropriate in their sole discretion. The interests and the Shares are illiquid assets and there is currently no well-developed secondary market for interests or Shares nor is it expected that one will develop. Consequently, the purchase of an interest or a Share should be considered only as a long-term and illiquid investment.

The Partnership and the Cayman Company have not registered and do not intend to be registered as investment companies under the Investment Company Act, pursuant to an exemption provided by the Investment Company Act. Therefore, the Partnership and the Cayman Company will not be subject to the requirements imposed by the Investment Company Act on registered investment companies, which include restrictions on transactions between an investment company and its adviser or other affiliates, and on borrowing and the use of leverage. In addition, shareholders of a registered investment company have private rights of action under the Investment Company Act against the company's adviser or other affiliates for (a) breaches of fiduciary duty involving personal misconduct, and
(b) breaches of fiduciary duty involving the receipt of compensation or other material payments from the company. These remedies under the Investment Company Act will not be available to investors in the Partnership or the Cayman Company.

Lack of Management Control over the Cayman Fund and the Partnership; Unidentified Assets

The Fund will have a fixed interest in the Cayman Company and the Cayman Company, in turn, holds an interest in the Partnership. Investors in the Fund will not have an opportunity to evaluate the assets acquired by the Partnership or the properties that may directly or indirectly serve as collateral for such assets. The management of the affairs of the Partnership is vested in the GP who is subject to replacement at the election of the Cayman Company. No assurance can be given that the GP will be successful in selecting suitable opportunities on behalf of the Partnership or that the objectives of the Partnership will be achieved. Investors will be relying extensively on the experience, relationships and expertise of key personnel of the GP. The loss of such personnel could have a material adverse effect on the performance of the Partnership and the Fund.

Liability for Return of Distributions

In limited circumstances, if the Fund is otherwise unable to meet its obligations, investors may, under applicable law, be obligated to return with interest cash distributions previously received by them from the Fund to the extent such distributions are deemed to constitute a return of their capital contributions or are deemed to have been wrongfully paid to them. In addition, an investor may be liable under applicable laws to return a distribution made to it during periods when the Fund is insolvent.

Absence of Recourse

The Partnership's operating agreement limits the circumstances under which the GP can be held liable to the Partnership for acts or omissions. Investors may have a more limited right of action in certain cases than they would in the absence of such provisions. In addition, it is not expected that the GP will have substantial assets, which will limit the usefulness of any recourse to the GP. The Cayman Company limits recourse in a similar manner.

Inability to Meet Investment Objective

There are no assurances that the Partnership will be able to deploy fully its Committed Capital or that suitable opportunities will be identified that satisfy the Partnership's objectives. In addition, historical returns of the GP and its affiliates are not necessarily predictive of the return on an investment in the Fund for several other reasons, including, without limitation, that the types and mix of assets that the Partnership contemplates purchasing and dealing with will differ from the types and mix of assets purchased by the GP and its affiliates in the past and that the Partnership may utilize a greater degree of leverage than other accounts or vehicles.

Incentive Allocation

The payment to the GP of an Incentive Allocation may create an incentive for the GP to take actions on behalf of the Partnership that are riskier or more speculative than would be the case if the GP were only paid a fixed fee.

General Real Estate Risks

There is no assurance that the purchases and operations of the Partnership will be profitable or that cash flow will be available for distribution to investors. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuation and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of the Fund's assets or its underlying collateral. The cash flow and value of the Fund's assets will depend on many factors beyond the control of the GP and its affiliates, including, without limitation: changes in general economic or local conditions; changes in supply of, or demand for, competing properties in an area (as a result, for instance, of over-building); changes in interest rates; the promulgation and enforcement of governmental regulations relating to land-use and zoning restrictions, environmental protection and occupational safety; unavailability of mortgage funds which may render the construction, leasing, sale or refinancing of a property difficult; the financial condition of borrowers and of tenants, buyers and sellers of property; changes in real estate tax rates and other operating expenses; the imposition of rent controls; energy and supply shortages; various uninsured or uninsurable risks; and natural disasters and terrorist attacks. There is no assurance that there will be a ready market for the Partnership's investments because the Partnership's targeted investments generally are not liquid.

Risks Associated with Commercial Property Loans

The assets of the Partnership may be backed by or consist of loans made with respect to a variety of commercial real estate, including multifamily, hotel, retail, office, mobile home, student housing, self storage, industrial and mixed portfolios (collectively, "Loans"). Such Loans are subject to normal credit risks as well as those generally not associated with traditional debt securities. The ability of the borrowers to repay the Loans will typically depend upon the successful construction or rehabilitation and operation of the related real estate projects and the availability of financing. Any factors that affect the ability of the projects to generate sufficient cash flow could have a material effect on the value of the Loans and accordingly the value of the assets of the Partnership. Such factors include, but are not limited to (a) the uncertainty of cash flow to meet fixed obligations, (b) adverse changes in general and local economic conditions, including interest rates and local market conditions, (c) tenant credit risks, (d) the unavailability of financing, which may make the operation, sale, or refinancing of a property difficult or unattractive, (e) vacancy and occupancy rates, (f) construction and operating costs, (g) regulatory requirements, including zoning, rent control and real and personal property tax laws, rates and assessments, (h) environmental concerns, (i) project and borrower diversification, (j) vandalism (with attendant security costs), (k) uninsured losses, (l) restrictions and compliance costs imposed by the Americans with Disabilities Act and similar laws, and (m) general nonrecourse status. In addition, commercial properties often involve a single user or tenant, or relatively few tenants. Commercial property specifications may be tailored to the requirements of particular users or tenants and, accordingly, it may be difficult, costly and time consuming to liquidate such properties or attract new tenants.

High Yield Real Estate Debt

High Yield Real Estate Debt that the Partnership may invest in includes primarily unrated and non-investment grade interests of subordinated commercial mortgage-backed securities ("CMBS"), subordinated interests of individual loans secured by commercial real estate ("B Notes") and subordinated interests of collateralized bond obligations backed primarily by commercial real estate assets ("CBOs"). High Yield Real Estate Debt involves substantial risks such as those discussed herein.

Special Servicing Rights

In a CMBS or B Note transaction, a special servicer is responsible for resolving delinquent and defaulted underlying mortgage loans. With respect to many of its assets, the GP expects to retain the right to appoint the special servicer. If the GP does not obtain such rights, the Partnership may not be able to influence the special servicing of its underlying defaulted mortgage loans.

Interest Rate Risks

The market values of certain of the Partnership's assets will generally fluctuate inversely with changes in prevailing interest rates. Interest rates are highly sensitive to many factors, including governmental monetary, fiscal and tax policies, domestic and international economic and political considerations, and other factors beyond the control or anticipation of the GP or the ING Group. Interest rate fluctuations can adversely affect the Partnership's income in many ways and present a variety of risks, including the risk of increased prepayments. In addition, securities with longer durations, such as certain of the Subordinate CMBS acquired by the Partnership, tend to be more sensitive to changes in interest rates and spreads, making them usually more volatile than securities with shorter durations. To the extent the various hedging techniques employed by the Partnership do not offset these changes, the Partnership's returns will also fluctuate in relation to these changes. The variety of hedging techniques employed by the Partnership and the different characteristics of particular assets in which the Partnership may acquire make it very difficult to predict precisely the impact of interest rate and credit quality changes on the Partnership's returns.

Hedging

The Partnership may enter into hedging transactions primarily to protect against the possible adverse effects to the value of its assets associated with interest rate fluctuations. There can be no assurance that the Partnership's hedging activities will have the desired effect on the performance of the Partnership. The use of hedging transactions involves certain risks, including (i) the possibility that interest rates fluctuate in a manner that would have led to better performance for the Partnership if the Partnership had not entered into such a transaction, (ii) the risk of imperfect correlation between the risk being hedged and the instrument used to hedge such risk, and (iii) potential lack of liquidity for the instrument used to hedge the risk.

Extension Risk

The Partnership expects to acquire most Subordinate CMBS at a discount. Such instruments are subject to the risk that a slower than expected rate of principal payment on the underlying mortgage loans could result in an actual yield that is lower than the anticipated yield.

Prepayments

The yield on any Partnership asset will be affected by the rate and timing of principal payments applied in reduction of the actual or, in the case of certain interest-only securities, the notional principal amount of such assets. The rate and timing of these principal payments, or in the case of principal losses, principal or notional write-downs, will be affected by, among other factors, (i) the collection experience on the underlying mortgage loans, particularly unscheduled principal payments or collections in the form of voluntary prepayments of principal or unscheduled recoveries of principal due to defaults, and (ii) the order of priority in which such principal and collections are distributed in reduction of the actual or notional principal balance of the assets. Although underlying mortgage loans within each CMBS transaction entered into by the Partnership may offer structural protection to early voluntary repayment in the form of prepayment penalties or yield maintenance payments, most subordinate classes of CMBS such as the CMBS that will be acquired by the Partnership, are not entitled to receive such penalties or payments.

Subordinated Securities

Subordinated interests backed by commercial real estate assets such as the High Yield Real Estate Debt dealt in by the Partnership involve greater credit risk of default than senior mortgage notes or the senior classes of the issue or series. Many of the default-related risks of mortgages will be magnified in subordinated interests. Default risks may be further pronounced in the case of subordinated interests secured by, or evidencing an interest in, a relatively small or less diverse pool of underlying mortgage loans. Certain subordinated interests absorb all losses from default before any other class of interests is at risk, particularly if such interests have been issued with little or no credit enhancement or equity. Such interests therefore possess some of the attributes typically associated with equity investments.

Risks Inherent in CMBS

Mortgage loans on commercial properties often are structured so that a substantial portion of the loan principal is not amortized over the loan term but is payable at maturity (as a "balloon payment"), and repayment of the loan principal thus often depends upon the future availability of real estate financing from the existing or an alternative lender and/or upon the current value and salability of the real estate. Therefore, the unavailability of real estate financing may lead to default.

Most commercial mortgage loans underlying CMBS are effectively non-recourse obligations of the borrower, meaning that there is no recourse against the borrower's assets other than the collateral. If borrowers are not able or willing to refinance or dispose of encumbered property to pay the principal and interest owed on such mortgage loans, payments on the subordinated classes of the related CMBS are likely to be adversely affected. The ultimate extent of the loss, if any, to the subordinated classes of CMBS may only be determined after a negotiated discounted settlement, restructuring or sale of the mortgage note, or the foreclosure (or deed-in-lieu of foreclosure) of the mortgage encumbering the property and subsequent liquidation of the property. Foreclosure can be costly and delayed by litigation and/or bankruptcy. Factors such as the property's location, the legal status of title to the property, its physical condition and financial performance, environmental risks, and governmental disclosure requirements with respect to the condition of the property, may make a third party unwilling to purchase the property at a foreclosure sale or to pay a price sufficient to satisfy the obligations with respect to the related CMBS. Revenues from the assets underlying such CMBS may be retained by the borrower and the return generated may be used to make payments to others, maintain insurance coverage, pay taxes or pay maintenance costs. Such diverted revenue is generally not recoverable without a court-appointed receiver to control collateral cash flow.

Risks Inherent in B Notes

The Partnership intends to acquire one or more B Notes. A "B Note" is a commercial mortgage loan typically (a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same collateral. As a result, if an issuer defaults, there may not be sufficient funds remaining for the holder of the B Note. B Notes reflect credit risks similar to comparably rated CMBS, although they do not have any market, raising additional liquidity risks. However, since each B Note is privately negotiated, B Notes can vary in their structural characteristics and risks, including, for example, the rights of the holder of the B Note to control the process following a borrower default. Furthermore, since they are typically secured by a single property, B Notes reflect the risks associated with significant concentration.

Credit Support Limitations

The amount, type and nature of insurance policies, subordination, letters of credit and other credit support, if any, with respect to certain CMBS and CBOs acquired by the Partnership are based upon actuarial analysis. There can be no assurance that the historical data supporting such actuarial analysis will accurately reflect future experience nor any assurance that the data derived from a large pool of underlying mortgage loans accurately predicts the delinquency, foreclosure or loss experience of any particular pool of loans.

Lower Credit Quality Securities

There are no restrictions on the credit quality of the Partnership's assets. The Partnership intends to hold assets that may be deemed by nationally recognized rating agencies to have substantial vulnerability to default in payment of interest and/or principal. Assets purchased by the Partnership may have the lowest quality ratings provided by the rating agencies or may be unrated. Lower rated and unrated instruments have large uncertainties or major risk exposures to adverse conditions, and are considered to be predominantly speculative. Generally, such instruments offer a higher return potential than higher rated securities, but involve greater volatility of price and greater risk of loss of income and principal.

The market values of certain of these assets (such as subordinated securities) also tend to be more sensitive to changes in economic conditions than higher rated securities. Declining real estate values in particular will increase the risk of loss upon default, and may lead to a downgrading of the securities by the rating agencies. The value of CMBS may also be affected by changes in the market's perception of the entity issuing or guaranteeing them, or by changes in government regulations and tax policies.

Liquidity Risk

The Partnership may experience periods of limited liquidity, or a complete lack of liquidity, of its holdings, which may cause the Partnership to retain certain assets longer than anticipated or to dispose of assets at a value that is less than anticipated.

"Widening" Risk

For reasons not necessarily attributable to any of the risks discussed above (for example, supply/demand imbalances or other market forces), the prices of the assets acquired by the Partnership may decline substantially. In particular, purchasing assets at what may appear to be "undervalued" levels is no guarantee that these assets will not be trading at even more "undervalued" levels at a time of sale by the Partnership. It may not be possible to predict, or to hedge against, such "spread-widening" risk.

Leverage Risk

Unlike the Fund, the Partnership intends to use leverage in connection with its activities. While the use of leverage may enhance returns and increase the number of assets that can be acquired by the Partnership, it may also substantially increase the risk of loss. Also, there can be no assurance that financing will be available to the Partnership, available on a continuous basis or that it will be available on favorable terms. The Partnership may also not be able to obtain financing with a term that matches the maturity of the holdings acquired with such financing. In such a case, the Partnership may need to liquidate holdings to pay off such financing or obtain replacement financing on less favorable terms.

The Partnership's use of short-term floating-rate borrowings to acquire CMBS (some of which will bear a fixed interest rate) may expose the Partnership to a maturity mismatch. As a consequence, the Partnership's borrowing costs could exceed the income earned on the assets it acquired with the borrowed funds, thereby reducing the Partnership's income and its ability to invest and to make distributions to its Investors. In addition, to repay maturing, short-term or called borrowings, the Partnership may have to sell assets (even illiquid assets) quickly, at unfavorable prices, unless renewals of, or substitutes for, such borrowings are available. Forced sales of illiquid assets at unfavorable prices may result in a loss to the Partnership.

The Partnership's borrowings and its variable-rate assets are based on similar interest rate indices and repricing terms. The indices and terms for such borrowings, however, reflect a maturity somewhat shorter than those for the variable-rate assets. Although the historical spread between relevant short-term interest-rate indices has been relatively stable, the spread has on occasion (e.g., the 1979-1982 high interest rate environment) been subject to volatility. Certain assets of the Partnership, furthermore, will bear interest at fixed rates and will have long-term maturities. There can be no assurance that such fixed rates will exceed the variable rates of interest on related borrowings. Interest rate mismatches could adversely affect the Partnership's financial condition, income and ability to invest and to make distributions to its Investors.

The ability of the Partnership to achieve its objectives through leverage will depend on its ability to borrow money on favorable terms. There can be no assurance that the Partnership will be able to enter into arrangements enabling it to borrow money on favorable terms.

In addition, the Partnership, as a structurally subordinated investor, has greater exposure to the risks incident to real estate ownership generally, and the leverage risk of the borrower in particular, than senior lenders. The Partnership faces a greater exposure than senior lenders to the risk of borrower delinquency and default, as well as undercollateralization. As a rule, particularly if the borrower is in default, senior debt must be repaid before junior debt. If the senior and junior debts are secured by the same collateral, the senior lenders are entitled to foreclose on the collateral and satisfy their debt before the junior debt-holders receive any of the remaining foreclosure proceeds. The allocation of cash flows generated by the collateral property generally follows a similarly strict pattern during borrower default.

Risks of Derivatives

The Partnership may utilize derivative instruments and techniques in order to hedge interest rate risk to which it is subject. In addition to the general risks involved in any hedging activities, as described above under "Hedging", engaging in derivative transactions is subject to specific risks. The prices of all derivative instruments, including options and swaps, are highly volatile. Price movements of options contracts and payments pursuant to swap agreements are influenced by, among other things, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments, and national and international political and economic events and policies. The value of options and swap agreements also depends upon the price of the securities or other instruments underlying them. In addition, the Partnership will also be subject to the risk of the failure of any of the exchanges on which it trades derivative instruments or of their clearinghouses.

The Partnership may purchase and sell ("write") options on securities on national securities exchanges and in the domestic over-the-counter market. The seller ("writer") of a put option that is covered (e.g., where the writer has a short position in the underlying security) assumes the risk of an increase in the market price of the underlying asset above the sale price (in establishing the short position) of the underlying asset plus the premium received, and has sold the opportunity for gain on the underlying asset below the exercise price of the option. If the seller of the put option owns a put option covering an equivalent quantity of the same asset class with an exercise price equal to or greater than the exercise price of the put written, the position is "fully hedged" if the option owned expires at the same time or later than the option written. The seller of an uncovered put option assumes the risk of a decline in the market price of the underlying asset below the exercise price of the option. The buyer of a put option assumes the risk of losing its entire investment in the put option. If the buyer of the put holds the underlying asset, the loss on the put will be offset in whole or in part by any gain on the underlying asset.

The writer of a call option that is covered (e.g., where the writer holds the underlying asset) assumes the risk of a decline in the market price of the underlying asset below the value of the underlying asset less the premium received, and has sold the opportunity for gain on the underlying asset above the exercise price of the option. The seller of an uncovered call option assumes the risk of a theoretically unlimited increase in the market price of the underlying asset above the exercise price of the option. The buyer of a call option assumes the risk of losing its entire investment in the call option. If the buyer of the call sells the underlying asset short, the loss on the call will be offset, in whole or in part, by any gain on the short sale of the underlying asset.

Options may be settled in cash, by physical delivery or by entering into a closing purchase (or sale) transaction. In entering into a closing purchase (or sale) transaction, the Partnership may be subject to the risk of loss to the extent that the premium paid (or received) for entering into such closing purchase (or sale) transaction exceeds the premium received (or paid) when the option was first written (or purchased).

Swaps, certain options and other custom instruments are subject to the risk of nonperformance by the swap counterparty, including the risks relating to the financial soundness and creditworthiness of the swap counterparty. The Partnership does not have any fixed credit-rating requirements for the counterparties with which it may engage in swaps.

Limits on trading in options contracts have been established by the various options exchanges and the National Association of Securities Dealers, Inc. The GP believes that established position limits will not adversely affect the Fund's contemplated trading. However, it is possible that the trading decisions of the GP may have to be modified and that positions held by the Partnership may have to be liquidated in order to avoid exceeding such limits. Such modification or liquidation, if required, could adversely affect the Partnership's operations and profitability.

Short Selling

The Partnership may engage in short selling transactions for hedging purposes. Short selling involves selling instruments that are not owned but borrowing such instruments for delivery to a purchaser, with an obligation to replace the borrowed instruments at a later date. Short selling allows the short seller to profit from a decline in market price to the extent such decline exceeds the transaction costs and the costs of borrowing interests sold short. A short sale creates the risk of an unlimited loss in that the price of the borrowed and sold asset could theoretically increase without limit, thus increasing the cost of buying the asset to cover the replacement obligation. There can be no assurance that the assets necessary to cover a short position will be available for purchase. Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss.

Ability to Acquire Assets at Favorable Spreads; Competition and Supply

The Partnership's return will depend, in large part, on the GP's ability to acquire assets for the Partnership on advantageous terms. In acquiring assets, the Partnership will compete with others, who may have greater financial resources than the Partnership. Unanticipated increased competition for, or a reduction in the available supply of, qualifying assets could result in higher prices for, and thus lower yields on, such assets, which could narrow the yield spread over borrowing costs and reduce the Partnership's returns.

Appraisal Reduction Risk

Upon the occurrence of certain events generally relating to a payment or other default on an underlying mortgage loan or events relating to the insolvency of the underlying mortgage loan borrower, the special servicer of the relevant asset will order an updated appraisal and calculate an "appraisal reduction" with respect to such mortgage loan. As a result of calculating one or more appraisal reductions, the amount of any required principal and interest advance with respect to such mortgage loan will be reduced by an amount equal to the amount of the appraisal reduction. This will have the effect of reducing the amount of interest available to the most subordinate class of CMBS outstanding, including the CMBS acquired by the Partnership. Such reductions in interest, if they occur, may never be recouped. Consequently, the Partnership may suffer from reductions in the amount of interest paid to it as the holder of such assets.

Counterparty Risk

Many of the markets in which the Partnership will effect its transactions will be "over-the-counter" or "interdealer" markets. The participants in such markets are typically not subject to credit evaluation and regulatory oversight as are members of exchange-based markets. This exposes the Fund to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the applicable contract (whether or not such dispute is bona fide) or because of a credit or liquidity problem, causing the Partnership to suffer a loss. Such "counterparty risk" is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the Partnership has concentrated its transactions with a single or small group of counterparties. The GP has no internal credit function that evaluates the creditworthiness of a counterparty.

Broker or Dealer Insolvency

Brokers or dealers may maintain custody of certain of the Partnership's assets as margin or other collateral for the Partnership's borrowings. There is a risk that any of such brokers or dealers may become insolvent. It is expected that all Partnership assets that are deposited with such brokers or dealers will be held in such brokers' or dealers' "street name" and hence the Partnership will be exposed to a credit risk with respect to such parties.

ITEM 9.  MANAGEMENT

Board of Directors

The Fund's Board of Directors sets broad policies for and manages the Fund and may appoint officers or agents as needed to perform various tasks for the Fund. The Directors of the Fund shall consist at all times of no less than one (1) Director and a majority of Directors who are not "interested persons" of the Fund, as defined in the Investment Company Act.

No Investment Adviser

The Fund does not have an investment adviser. All investments in the Fund are invested in the Cayman Company pursuant to the limited partnership agreement the Fund has entered into with the Cayman Company.

Custodian, Transfer Agent, Dividend Disbursing Agent and Registrar

The Bank of New York located at One Wall Street, New York, New York 10286 currently serves as custodian for the Fund's portfolio securities and cash and as Transfer Agent, Dividend Disbursing Agent and Registrar for the shares, and in those capacities, maintains certain financial and accounting books and records pursuant to agreements with the Fund. The Fund may also periodically enter into arrangements with other qualified custodians with respect to certain types of securities or other transactions.

GP of the Partnership

The GP, which is responsible for the management of the Partnership's operations and portfolio, is managed by Stephen Baines and Daniel Heflin, who each have more than 15 years experience in structuring, analyzing and managing real estate and fixed income assets. Mr. Baines, Mr. Heflin and Frank L. Sullivan, Jr. comprise the investment committee of the Partnership.

Special Servicer

In a CMBS transaction, a "special servicer" is responsible for resolving delinquent and defaulted underlying mortgage loans. ING Clarion Partners, LLC ("ING Clarion Partners") is the special servicer of substantially all Partnership investments for which special servicing is required, and may provide due diligence services to the Partnership. ING Clarion Partners will provide such services to the Partnership at competitive market rates. The GP will have the right to enter into such other servicing arrangements with third parties as it deems appropriate at any time.

Solicitation Arrangements

The parent of the GP, ING Clarion Capital, has entered into certain "solicitation agreements" whereby solicitors may introduce prospective qualified investors to the Partnership and, as compensation therefor, ING Clarion Capital pays the solicitors fees calculated by reference to Partnership management fees earned by the GP attributable to such investors. These agreements may be with affiliates of ING Group. Fees paid by ING Clarion Capital under these agreements are paid from ING Clarion Capital's own assets (and, accordingly, are not debited from assets of the Partnership or any investor's subscription amount).

ING Clarion

ING Clarion Partners was founded in 1982, and in 1995, ING Clarion Partners teamed with Daniel Heflin to develop a debt investment group (to become "ING Clarion Capital" in 1997). The objective was to couple ING Clarion Partners' real estate resources with Mr. Heflin's securitization and investment expertise in order to gain a competitive advantage over other industry participants. Also in 1995, ING Clarion Partners acquired CRA Securities (now "ING Clarion CRA Securities" or "ING Clarion CRA"), an investment manager focusing on REIT stocks and other public real estate equity.

ING Clarion Partners, ING Clarion Capital and ING Clarion CRA (collectively, "ING Clarion") operate on the basis of a core philosophical belief that successful real estate investing begins with superior information flow at the local market level combined with thorough and accurate research, concentrating on property-level cash flow forecasting. Today, with more than 500 employees in 20 offices throughout the United States, ING Clarion has developed a premier commercial real estate investment platform, capable of providing information flow and proprietary research to its portfolio managers. Seven dedicated commercial real estate research analysts cover 54 major real estate and related markets and continuously generate "sub-market" performance forecasts for ING Clarion's portfolio managers. A strict adherence to a disciplined core real estate investing philosophy has served ING Clarion well and it currently manages property and securities portfolios valued in excess of $13 billion. In 1998, ING Clarion became an affiliate of the ING Group, a diversified financial services firm headquartered in The

Netherlands. Ranking third in size among global real estate investment managers, ING Real Estate manages property and related securities in 15 countries throughout the world valued at approximately $29 billion.

Any past performance of ING Clarion is not indicative of future performance and does not describe or reflect the Fund's performance.

ITEM 10. CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES

     1. Capital Stock. The Fund is authorized to issue up to $200,000,000 in Shares of beneficial interest. The Shares have no preemptive, conversion, exchange or redemption rights. Each Share has equal voting, dividend, distribution and liquidation rights. Shareholders of the Fund have cumulative voting rights on the election of Directors and are entitled to one vote per share on all other matters subject to shareholder approval. When issued against payment therefor, the Shares will be fully paid and non-assessable. No person has any liability for liabilities of the Fund by reason of owning Shares, although each person that subscribes for Shares is liable for the full amount of such subscription in accordance with and subject to the terms of the related subscription agreement. Pursuant to the Fund's limited liability company agreement (the "LLC Agreement"), the Fund is obligated to exercise any rights to consent, authorize any action or vote that it may have with respect to its interests in the Partnership in accordance with the instructions of its shareholders on a pass-through basis.

The Fund's Shares will be transferable only (i) to investors who qualify as "accredited investors" within the meaning of Regulation D of the Securities Act of 1933 (the "1933 Act"), and non-U.S. investors purchasing Shares in compliance with Regulation S under the 1933 Act, (ii) if, after giving effect to the proposed transfer, neither the Fund, the Cayman Company, nor the Partnership would be required to register such transfer or any class of its securities under the securities laws of any jurisdiction, and (iii) with the prior written consent of the Fund, which will not be unreasonably withheld.

In the discretion of the Board of Directors, the Fund may from time to time issue non-participating equity units, in an aggregate amount of not more than $100,000, or similar securities subject to such terms and conditions as determined by the Board of Directors, provided that issuance of such units or other securities complies with the Investment Company Act and any other applicable law. The Fund may issue securities outside the U.S. to non-U.S. investors so long as such offering does not constitute a public offering in the U.S.

     2. Long-Term Debt.

Not Applicable.

     3. General. None.

     4. Taxes. The following summary discusses certain U.S. federal income tax considerations that may be relevant to Shareholders in connection with the purchase, ownership and disposition of the Shares. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder and published administrative rulings and judicial decisions, all as of the date of this Registration Statement. No assurance can be given that future legislation, regulations, administrative rulings or judicial decisions will not modify the conclusions set forth herein, possibly with retroactive effect. This discussion is necessarily general, and the actual tax and financial consequences of the purchase and ownership of the Shares will vary depending upon the particular circumstances of Shareholders. This discussion does not constitute tax advice, and is not intended as a substitute for tax planning. Further, this discussion does not apply to certain classes of taxpayers, including but not limited to regulated investment companies, banks, insurance companies, Shareholders that hold the Shares as other than capital assets for U.S. federal income tax purposes (generally, property held for investment) and persons investing through partnerships or other pass-through entities for U.S. federal income tax purposes.

For purposes of the discussion below, the term "U.S. Shareholder" means a beneficial owner of the Shares that, for U.S. federal income tax purposes, is:
(i) a citizen or individual resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; or (iii) a trust or an estate the income of which is subject to U.S. federal income taxation regardless of its source and the term "Tax-Exempt U.S. Shareholder" means an entity that is exempt from U.S. federal income taxation.

Fund Status

The Fund will be treated as a partnership for U.S. federal income tax purposes. As such, the Fund will not be subject to U.S. federal income tax at the entity-level, although it will be required to file an annual information return with the Internal Revenue Service (the "IRS"). Each Shareholder will take into account its distributive share of each item of the Fund's income, gain, loss, deduction, and credit.

The Fund will invest substantially all of its assets in and through the Cayman Company, which is treated as a corporation for U.S. federal income tax purposes. The Cayman Company invests substantially all of its assets in the Partnership, which is treated as a partnership for U.S. federal income tax purposes.

Taxation of Tax-Exempt U.S. Shareholders

Generally, a Tax-Exempt U.S. Shareholder is subject to tax only with respect to its "unrelated business taxable income" ("UBTI"). While interest, dividends and gains from the sale, exchange or other disposition of property (other than certain "dealer" property) are generally not treated as UBTI, this is not the case to the extent such income is derived from the "debt-financed property." Although, it is anticipated that the Partnership will utilize leverage in its operations, since the Cayman Company will be treated as a corporation for U.S. federal income tax purposes, (i) a Tax-Exempt U.S. Shareholder's allocable share of dividends paid by the Cayman Company to the Fund and of the gains, if any, from the sale or exchange, or redemption, by the Fund of its interest in the Cayman Company and (ii) the Tax-Exempt U.S. Shareholder's gains, if any, from the sale or exchange, or redemption by such Shareholder of its Shares should not be subject to U.S. federal income tax, provided the Tax-Exempt U.S. Shareholder did not incur indebtedness to acquire its Shares.

Although the Cayman Company is treated, for U.S. federal income tax purposes, as a passive foreign investment company ("PFIC"), a Tax-Exempt U.S. Shareholder should not be subject to special tax imposed with respect to certain "excess distributions" received by shareholders of a PFIC, provided that the Tax-Exempt U.S. Shareholder did not incur indebtedness to acquire its Shares.

Taxation of Taxable U.S. Shareholders

A taxable U.S. Shareholder will take into account in computing income for U.S. federal income tax purposes such Shareholder's distributive share of each item of the Fund's income, gain, loss, deduction and credit for such Shareholder's taxable year with or within which the Fund's taxable year ends, regardless of whether the Fund makes any distributions. Since the Cayman Company is, and expects to continue to be, treated as a PFIC, a U.S. Shareholder will be subject to the PFIC provisions of the Code with respect to the Fund's investment in the Cayman Company.

A U.S. person that is a direct or indirect shareholder of a PFIC generally is subject to tax on any gain recognized upon the disposition of, or upon the receipt of certain "excess distributions" with respect to, its shares in a PFIC, plus an interest charge (at the rate applicable to tax underpayments) on the tax liability treated as having been deferred. Such tax is imposed at the highest rate of tax applicable to ordinary income (without taking into account deductions or losses from other sources) with respect to such gain that is ratably allocated to taxable years preceding the year of disposition. Any gain allocable to the taxable year of disposition is included as ordinary income (potentially offset by deductions or losses from other sources) without an interest charge. Similar rules apply to any distribution received by such U.S. person from a PFIC to the extent aggregate distributions during a taxable year exceed 125 percent of the average distributions made by the PFIC in the three preceding taxable years. The portion of an actual distribution that is not an "excess distribution" is treated as a dividend to the extent of the PFIC's earnings and profits (as determined under U.S. federal income tax principles).

Alternatively, the Code provides rules for PFICs with respect to which a "qualified electing fund" ("QEF") election is made by a shareholder that is a U.S. person. A shareholder making a QEF election is required to include currently in gross income the shareholder's pro rata share of the earnings and profits of the PFIC (as determined under U.S. federal income tax principles), whether or not distributed. Amounts included in income under a QEF election are treated as long-term capital gain to the extent of the PFIC's net capital gain, and the balance as ordinary income. Losses, however, do not pass through currently to the shareholder. If a QEF election were made effective from the first taxable year the shareholder holds its shares in a PFIC, gain on the disposition of the shares (including by redemption or liquidation) would be eligible for treatment as capital gain and the interest charge rules would not apply.

The Fund intends to make a QEF election with respect to the Cayman Company, effective from the first taxable year the Fund owns shares of the Cayman Company. A QEF election for the Cayman Company can be made only by the Fund (and not by the U.S. Shareholders). The Fund intends to take the position that the "controlled foreign corporation" provisions do not apply to its investment in the Cayman Company (i.e., that it is not a "United States shareholder" in the Cayman Company).

As a result of the QEF election expected to be made by the Fund with respect to its investment in the Cayman Company, taxable U.S. Shareholders will take into account in computing income for U.S. federal income tax purposes each year their distributive share of the Fund's pro rata share of the Cayman Company's earnings and profits (as determined under U.S. federal income tax principles), regardless of whether the Cayman Company or the Fund makes any distributions. Such amounts should be includible by the U.S. Shareholders as long-term capital gain to the extent that such pro rata share consists of net capital gain and the balance as ordinary income.

Taxation of Non-U.S. Shareholders

A Shareholder that is not a U.S. Shareholder (a "non-U.S. Shareholder") should not be subject to federal income tax with respect to (i) such Shareholder's allocable share of dividends paid by the Cayman Company to the Fund and of the gains, if any, derived by the Fund from the sale or exchange (including a redemption) of the Fund's investment in the Cayman Company, or (ii) such Shareholder's gains, if any, from the sale or exchange (including a redemption) by such Shareholder's Shares, provided that such Shareholder does not have certain present or former connections with the United States (e.g., holding its Shares in connection with the conduct of a U.S. trade or business, or, in the case of gains, an individual non-U.S. Shareholder, being present in the United States for 183 days or more during the taxable year of sale or exchange), which connections will not exist solely by reason of investing in the Fund.

Taxation of Cayman Company

Generally, a non-U.S. corporation that is engaged (directly or through a partnership) in the conduct of a U.S. trade or business ("U.S. Business") is subject to federal income tax and branch profits tax with respect to its income that is "effectively connected" with the U.S. Business. However, pursuant to a certain "safe harbor", as a general matter, trading in securities, stocks, and certain commodities by a non-U.S. corporation for its own account (whether by the taxpayer, its employees, or its agents) will not be considered to be the conduct of a U.S. Business, provided that the non-U.S. corporation is not a "dealer" in such securities, stocks, or commodities. The Cayman Company expects that its activities (as well as the activities of the Partnership attributable to the Cayman Company) should qualify for the safe harbor, and, consequently, that the income earned by the Cayman Company from its activities should not be subject to U.S. federal income tax or branch profits tax. However, in the event that the Partnership is considered to be engaged in a U.S. Business, the Cayman Company will be subject to U.S. federal income tax and branch profits tax on its share of such taxable income. In addition, if the Partnership, as part of a foreclosure process or otherwise were to acquire real property located in the United States, the Cayman Company generally would be subject to U.S. federal income tax (and possibly, branch profits tax) with respect to its allocable share of any gain realized by the Partnership on disposition of such property (as well as any income derived by the Partnership from the operation of such property).

A non-U.S. corporation is also subject to a 30% U.S. federal withholding tax ("federal withholding tax") imposed on certain types of U.S. source income not effectively connected with the U.S. Business (e.g., certain interest or dividend payments). The Partnership is expected to receive U.S.-source interest and other payments that may be subject to federal withholding tax. However, the Cayman Company expects that most, if not all, of such income allocable to the Cayman Company will be exempt from federal withholding tax.

     5. Outstanding Securities

--------------------------------------------------------------------------------

     (1)                  (2)                (3)                     (4)
--------------------------------------------------------------------------------
Title of Class    Amount Authorized     Amount held by       Amount Outstanding
                                        Registrant or its    Exclusive of Amount
                                        Account              shown under (3)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Shares                 $200,000,000                 $0            $6,865,297
--------------------------------------------------------------------------------

Investments in Shares are governed by the terms of the LLC Agreement, a copy of which is filed with this registration statement as Exhibit A. Prospective investors should review the LLC Agreement carefully together with their professional advisors. To the extent there is any conflict between the contents of this Memorandum and the LLC Agreement, the provisions of the LLC Agreement will control.

     6. Securities Ratings. None.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES

         1. None.

         2. None.

ITEM 12. LEGAL PROCEEDINGS

None.

ITEM 13. TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

Not Applicable.

                                     PART B

ITEM 14. COVER PAGE

Not Applicable.

ITEM 15. TABLE OF CONTENTS

Not Applicable.

ITEM 16. GENERAL INFORMATION AND HISTORY

The Fund has no history. See Item 8 - General Description of the Registrant, for general information.

ITEM 17. INVESTMENT OBJECTIVE AND POLICIES

The Fund's investment objective is to maximize returns through its interests in the Cayman Company, which holds a majority interest in and controls the Partnership.

The Fund's investment objective and the following investment restrictions are fundamental and cannot be changed without the approval of the holders of a majority of the Fund's outstanding voting securities (defined in the Investment Company Act as the lesser of (a) more than 50% of the outstanding Shares, voting together as a single class or (b) 67% or more of the Shares represented at a meeting at which more than 50% of the outstanding Shares, treated as a single class, are represented). All other investment policies or practices are considered by the Fund not to be fundamental and accordingly may be changed without approval of the holders of a majority of the Fund's outstanding voting securities. If a percentage restriction on investment or use of assets set forth below is adhered to at the time a transaction is effected, later changes in percentage resulting from changing market values will not be considered a deviation from policy. The Fund may not:

     (1) borrow money or issue senior securities except in compliance with the Investment Company Act;

     (2) make loans of money or property to any person, except as may be consistent with the Fund's investment objectives and policies and as permitted under the Investment Company Act;

     (3) underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own shares or securities of its subsidiaries, the Fund may be deemed to be an underwriter;

     (4) purchase or sell commodities or commodity contracts for any purposes except as, and to the extent, permitted by applicable law without the Fund becoming subject to registration with the Commodity Futures Trading Commissions as a commodity pool;

     (5) invest more than 25% of the Fund's total assets in any single issuer other than the Cayman Company (substantially all of whose assets consist of its interest in the Partnership); or

     (6) invest in real estate except to the extent its investment in the Cayman Company constitutes a direct or indirect interest in real estate.

As the Fund is fully invested in the Cayman Company (other than any cash it may hold), which, in turn, is fully invested (other than excess cash) in the Partnership, the following section describes the policies and operations of the Partnership.

Partnership Operations and Policies

The Partnership primarily purchases and deals with Subordinate CMBS, B Notes, and CBOs. With respect to many of its assets, the GP expects to retain the right to appoint the special servicer who is responsible for resolving delinquent and defaulted underlying mortgage loans. The Partnership is relying on Section 3(c)(5)(C) of the Investment Company Act and as such it currently has such rights with respect to all of its assets and expects that at least 55% of its assets have such rights or otherwise constitute mortgages or other liens on real estate and at least 80% of its assets constitute real estate related assets.

CMBS

CMBS are generally multi-class debt or pass-through securities backed by a commercial mortgage loan or a pool of commercial mortgage loans secured by commercial real property. Such commercial real property may be of various types, including office, retail, industrial, hotel, multifamily and other property types. Principal and interest paid on such mortgage loan or pool of mortgage loans, and any reinvestment income thereon, provide the funds to pay debt service on the CMBS. In a CMBS offering, a series of bonds or certificates is issued in multiple classes. Each such class, also referred to as a "tranche", is issued at a specific fixed or floating interest rate and has a stated maturity or final distribution date. Principal payments on the underlying mortgage loans may cause tranches of the CMBS to be retired substantially earlier than their stated maturities or final distribution dates. Interest is paid, or accrues, on all tranches on a monthly, quarterly or semi-annual basis. The principal of, and interest on, the underlying mortgage loans may be allocated among the several classes of a CMBS in a number of different manners. In a common structure, the allocation of the cash flow of a CMBS to the various classes creates tranches with greater or equal predictability of cash flows than that of the underlying mortgage loans and tranches with cash flows that are more unpredictable than the underlying mortgage loans. Investments in tranches with the less predictable cash flows, such as the CMBS targeted by the Partnership, generally offer higher yields, but also present greater risk of loss. CMBS include, but are not limited to, regular and residual interests in real estate mortgage investment conduits ("REMICs") and interests in certain other structures including financial asset securitization investment trusts ("FASITs") and may be issued in public (registered) or private transactions by either governmental or private entities. Private issuers include investment banks, commercial banks, insurance companies and owners of commercial real property.

The Partnership will target CMBS characterized by an underlying diversified pool of between 100 and 150 commercial mortgages with an aggregate outstanding balance of between $500 million to $2 billion. The cash flow from these underlying pools will be used to make principal and interest payments to investment grade CMBS and Subordinate CMBS investors.

       ------------------------------------------------------------------
                                     CMBS Example
       ------------------------------------------------------------------

            Typical
                Mortgage                           Investment
                                                     Grade
         o 75% of property                            CMBS
         o 25-30 yr.
         o 10 yr balloon
                                                   Subordinate
         -----------------
         Borrower                                    Borrower
         25% of property                         25% of property


The investment grade CMBS tranche will be rated "AAA" to "BBB-" by nationally recognized rating agencies and will typically comprise 90% to 95% of the underlying mortgage pool and 60% to 70% of the average underlying property value. These tranches will be acquired at yields of between 6% and 8% and will have priority of cash flow over the Subordinate CMBS issued by the pool. The Subordinate CMBS will be rated "BB+" down to nonrated levels and will typically have yields ranging from 10% to 30%. Typically when an investor buys a "first loss" position in these structures, the investor purchases all the nonrated, "B" rated, and some or all of the "BB" rated CMBS issued by the seller. A "first loss" investment in a $1 billion CMBS transaction that only included nonrated and "B" rated securities would generally be valued at approximately $25 million and would be estimated to provide a blended nominal yield of approximately 18%.

B Notes

The second type of asset the Partnership will actively purchase is debt securities in which a first lien commercial mortgage loan is structured into a senior position (an "A Note") and a junior position (previously defined as a "B Note"). Typically, an A/B Note structure will be backed by a mortgage on commercial real estate valued between $15 and $200 million. Many times, the large size of the underlying loan precludes efficient sale into a CMBS transaction due to the diversification constraints imposed by the rating agencies. The cash flow from the mortgage will be used to make principal and interest payments on the A Note and the B Note.

       ------------------------------------------------------------------
                                  A/B Note Example
       ------------------------------------------------------------------

            Typical Commercial
                 Mortgage
                                                        A Note
        o 75% of property value
        o 25-30 yr. amortization
        o 10 yr balloon payment

                                                        B Note
       ------------------------------
              Borrower Equity                        Borrower Equity
           25% of property value                  25% of property value

       ------------------------------------------------------------------

Generally, the A Note is a first lien position on the underlying property and will comprise between 80% to 85% of the underlying mortgage and 60% to 65% of the underlying property value. It will typically yield between 6.5% and 7%. The A Note will typically be sold into a CMBS transaction. The B Note will also be nonrated, will provide credit support to the A Note holder and will comprise between 15% and 20% of the underlying mortgage and between 10% and 15% of the underlying property value. It will typically yield between 8% and 15%. The borrower equity will provide credit support to the B Note.

CBOs

The Partnership will also look to opportunistically acquire subordinate and equity interests of CBOs backed primarily by commercial real estate assets. A static pool of CMBS and unsecured REIT debt will primarily secure the targeted CBOs. The GP will monitor market conditions including credit, liquidity and asset and liability spread levels to determine if subordinate interests in CBOs will provide an attractive risk-adjusted return profile for the Partnership.

       ------------------------------------------------------------------
                                    CBO Example
       ------------------------------------------------------------------

                    ASSETS

                 CMBS Classes
                      AAA                             CBO
                      AA
            ----------------------                 Investment
                       A                           Grade Class
                      BBB                           80% - 90%
                      BB                        -----------------
                   Non-Rated
                                                 Mezzanine Class
                                                  BB Rated below
                                                     7% - 15%
                                                -----------------
            "Other Asset" Classes                  Equity Class
          Primarily assets secured                  Non-Rated
             by Commercial real                      3% - 5%
             estate:  REIT Debt
             CBOs, B-Notes, etc.
            ----------------------

             Non-Rated.  Equity

       ------------------------------------------------------------------


Residual Interests

The Partnership may invest in residual interests of REMICs. Residual interests generally represent the interest in any excess cash flow generated by collateral pools.

Other Assets

The Partnership may opportunistically purchase other assets including secured and unsecured performing and nonperforming commercial mortgages, participating mortgages and liens on real estate partnership interests. These assets may be held unencumbered, financed or securitized in accordance with the Fund's investment objectives.

Restrictions

Until the earlier of (i) the termination of the Commitment Period and (ii) the date on which at least 90% of the aggregate Commitments have been (a) used to purchase portfolio investments, (b) used to pay, or reserved for, Partnership expenses, (c) committed for any acquisition that is the subject of a binding agreement, or (d) set aside in good faith by the GP to provide for obligations, commitments, contingencies or additional opportunities relating to existing investments, neither the GP nor its employees will sponsor, form or manage any real estate investment separate account or fund (a "Subsequent Fund") having an anticipated primary investment strategy of investing in first-loss CMBS, B Notes and subordinate commercial real estate CBO interests.

To ensure compliance with statutory and other generally accepted principles relating to anti-money laundering regulations and policies, including the Fund's potential obligations under the USA Patriot Act of 2001, the Fund will require verification of identity and source of funds from each prospective investor prior to their purchase of Shares. Investors should note that if any of the GP, the Directors, ING Clarion Capital or any other service provider to the Fund has a suspicion that a payment to the Fund contains the proceeds of criminal conduct, it may be required under applicable anti-money laundering laws and regulations to report its suspicions to one or more enforcement or regulatory agencies, including various U.S. governmental agencies.

ITEM 18. MANAGEMENT

The Fund is governed by a Board of Directors responsible for setting broad policies to be implemented by the officers that they select. These officers manage the day-to-day operations of the Fund. The following is a list of the directors and officers of the Fund and information relating to their involvement with the Fund.

Unless otherwise noted, the address of all Directors and Officers is c/o ING Clarion Investors LLC, 14 East 4th Street, New York, NY 10012. In addition to the Fund, each Director also serves as a director to Clarion Value Fund Master, LLC, Clarion CMBS Value Fund, Inc. and the Clarion Total Return Fund.

Disinterested Directors

---------------------------------------------------------------------------------------------------------------------------
   Name,           Positions held      Term of Office        Principal          Number of            Other
Address and           with the         and Length of        Occupations       Portfolios in      Directorships
    Age              Registrant         Time Served          During the        the Complex          held by
                                                            Past 5 Years       Overseen by          Director
                                                                                 Director
---------------------------------------------------------------------------------------------------------------------------
Steven N. Fayne      Director           Until death,        Managing            4                 Clarion Value
                                        resignation or      Director, GMAC                        Fund Master, LLC;
(age 52)                                removal; since      Commercial                            Clarion CMBS
                                        January 2004        Mortgage;                             Value Fund, Inc;
                                                            Formerly,                             Clarion Total
                                                            Managing                              Return Fund;
                                                            Director, ARCS                        Lydian Trust
                                                            Affordable                            Company
                                                            Housing
---------------------------------------------------------------------------------------------------------------------------
I. Trevor Rozowsky   Director           Until death,        CFO/CCO Lydian      4                 Clarion Value
                                        resignation or      Trust Company;                        Fund Master, LLC;
(age 42)                                removal; since      CEO, Lydian                           Clarion CMBS
                                        January 2004        Mortgage                              Value Fund, Inc;
                                                            Company;                              Clarion Total
                                                            Formerly, Senior                      Return Fund;
                                                            Vice President,                       Lydian Trust
                                                            Ocwen Financial                       Company
                                                            Corporation
---------------------------------------------------------------------------------------------------------------------------

Officers

---------------------------------------------------------------------------------------------------------------------------
     Name,                                      Term of Office and
  Address and       Positions held with the        Length of Time       Principal Occupations During the Past
     Age                  Registrant                   Served                           5 Years
--------------------------------------------------------------------------------------------------------------------------
Annemarie Gilly     Presidential and Chief        Until death,          Founding Partner, Gilly and Lazar
                    Executive Officer             resignation or        Consultants; Formerly, Head of
                                                  removal; since        Relationship Management, The Bank
                                                  March 2004            of New York; Director of Client
                                                                        Services, Zweig-DiMenna Associates,
                                                                        LLC
---------------------------------------------------------------------------------------------------------------------------
Jeffrey Lazar       Chief Financial               Until death,          Founding Partner, Gilly and Lazar
                    Officer, Secretary,           resignation or        Consultants; Executive Vice President,
                    Treasurer and                 removal; since        Treasurer, Chief Financial Officer,
                    Compliance Officer            March 2004            Zweig Advisors Inc.
---------------------------------------------------------------------------------------------------------------------------

Each Director shall receive $1,500 per year for serving as a Director plus $250 for each meeting of the Board of Directors. The Fund also pays for all out-of-pocket expenses of such Director incurred in attending each such meeting. Each Director is also a Director of other ING Clarion Funds. It is anticipated that the aggregate annual compensation to each Director for service to the investment companies named above will be approximately $9,000. Each Director is entitled to one vote on each matter requiring the Directors to take any action or consent to the taking of any action. In all cases in which a Director vote is required, only the vote of the Directors present (whether in person or by telephone) and eligible to vote with respect to such matter will be taken into consideration in determining whether consent has been given or withheld, except no amendment may be made which amends, alters, changes or repeals any voting requirement applicable to Directors, unless the proposed amendment, alteration, change or repeal receives the affirmative approval in the form of a vote of the Shareholders (whether or not present in the case of a provision requiring approval by all Shareholders), and/or, Directors, as the case may be, so affected. On each matter on which Directors vote, each Director may give or withhold his or her vote as he or she deems appropriate in his or her sole discretion.

Compensation of Officers

The Fund has an Audit Committee which is responsible for approving the Fund's auditors and overseeing the audit process. All Disinterested Directors serve on the Audit Committee. The Audit Committee has not yet met as the Fund is newly organized.

The Directors and Officers do not beneficially own any shares of the Fund.

To date, no compensation has been paid to the Directors or Officers as the Fund is newly organized.

Code of Ethics

         See Exhibit R attached hereto.

As an investor in the Cayman Company, the Fund will vote its interests in accordance with and in proportion to the instructions it solicits from its own shareholders.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

     1. None.

     2. Mellon Trust of New England, N.A., as trustee for the Qwest Pension Trust, located at 135 Santilli Highway, Everett, MA 02149, currently beneficially owns 97.6% of the Fund's Shares.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES

     1-6. See Item 9 - Management.

     7. Ernst & Young LLP, 5 Times Square, New York, NY 10036, is the Fund's auditor.

     8. None.

ITEM 21. BROKERAGE ALLOCATION AND OTHER PRACTICES

     1. Not Applicable.

     2. None.

     3. Not Applicable.

     4. None.

     5. None.

ITEM 22. TAX STATUS

Please refer to Item 10, above.

ITEM 23. FINANCIAL STATEMENTS

     Not Applicable.

                                     PART C

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

     24.1 FINANCIAL STATEMENTS:

Not Applicable.

     24.2 EXHIBITS:

The exhibits to this Registration Statement are listed in the Exhibit Index located elsewhere herein.

ITEM 25. MARKETING ARRANGEMENTS

Not Applicable.

ITEM 26. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not Applicable.

ITEM 27. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

Not Applicable.

ITEM 28. NUMBER OF HOLDERS OF SECURITIES

     Title of Class             Number of Record Holders
     --------------             ------------------------

     Common Shares                        106

ITEM 29. INDEMNIFICATION

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Director and officer of the Fund (including for this purpose his, her or its executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director or officer of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed to provide for indemnification for any liability (including liability under federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed to effectuate the applicable provisions of this
Section 3.7 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or
(ii) the Board of Directors secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d) Any indemnification or advancement of expenses made pursuant to this Section
3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a Director (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and (ii) in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Director or other person claiming a right to indemnification under this Section 3.7 has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Director or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this
Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which such indemnitee may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Director or other person.

ITEM 30. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR

     Not Applicable.

ITEM 31. LOCATION OF ACCOUNTS AND RECORDS

The accounts and records of the Fund are maintained in part at the office of the Fund at 14 East 4th Street, New York, NY 10012 and in part at the offices of the Custodian with offices at One Wall Street, New York, New York 10286.

ITEM 32. MANAGEMENT SERVICES

Except as described above in Item 9 - Management, the Fund is not a party to any management service related contract.

ITEM 33. UNDERTAKINGS

Not Applicable.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of the 4th day of August, 2004.

                            ING Clarion Investors LLC

                                  (Registrant)

                               /s/ Annemarie Gilly
                               -------------------
                                  Annemarie Gilly

                      President and Chief Executive Officer

                        SCHEDULE OF EXHIBITS TO FORM N-2

Exhibit A     LLC Agreement*

Exhibit B     Not Applicable

Exhibit C     None

Exhibit D     Not Applicable

Exhibit E     None

Exhibit F     Not Applicable

Exhibit G     None

Exhibit H     None

Exhibit I     None

Exhibit J     Form of Custodian Agreement*

Exhibit K     None

Exhibit L     Not Applicable

Exhibit M     None

Exhibit N     None

Exhibit O     Not Applicable

Exhibit P     Form of Subscription Agreement*

Exhibit Q     None

Exhibit R     Form of Code of Ethics*



* Previously filed.